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                                                                    Exhibit 23.1





                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors and Shareholders
Florida East Coast Industries, Inc.



We consent to the incorporation by reference in this Registration Statement on Form S-8 of Florida East Coast Industries, Inc., of our reports dated
February 8, 2002, relating to the consolidated balance sheets of Florida East Coast Industries, Inc., and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2001, and the related financial statement schedule, which reports appear in the December 31, 2001, annual report on Form 10-K of Florida East Coast Industries, Inc.


                                                              /s/ KPMG LLP.

Jacksonville, Florida
June 18, 2002